UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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SEACHANGE INTERNATIONAL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SEACHANGE INTERNATIONAL, INC.

50 Nagog Park

Acton, Massachusetts 01720

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JULY 12, 2018

The Annual Meeting of Stockholders of SeaChange International, Inc. (“SeaChange” or the “Company”) will be held at SeaChange’s offices, located at 50 Nagog Park, Acton, Massachusetts 01720, on Thursday, July 12, 2018 at 10:00 a.m., local time, to consider and act upon each of the following matters:

1.	To elect the nominees named in the proxy statement to the Board of Directors to serve for three-year terms as Class I Directors.
2.	To conduct an advisory vote on the compensation of the Company’s named executive officers.
3.	To ratify the appointment of the Company’s independent registered public accounting firm.
4.	To transact such other business as may properly come before the meeting and any adjournments thereof.

Stockholders entitled to notice of and to vote at the meeting shall be determined as of the close of business on May 23, 2018, the record date fixed by the Board of Directors for such purpose.

IF YOU PLAN TO ATTEND:

Please call David McEvoy at 978-889-3004 if you plan to attend. Please bring valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will also need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, cell phones, recording devices and other electronic devices will not be permitted at the meeting.

By Order of the Board of Directors,

David McEvoy
Senior Vice President, General Counsel and Secretary

Acton, Massachusetts

May 25, 2018

Whether or not you expect to attend the meeting, please complete, date and sign the enclosed proxy and mail it promptly in the enclosed envelope to ensure representation of your shares. No postage need be affixed if the proxy is mailed in the United States. If you are the registered holder of the shares, you may rather choose to vote via the Internet or by telephone. If your shares are held in a bank or brokerage account, you may be eligible to vote electronically or by telephone. Please refer to the enclosed form for instructions.

2018 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

SEACHANGE INTERNATIONAL, INC.

50 Nagog Park

Acton, Massachusetts 01720

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

July 12, 2018

May 25, 2018

Proxies in the form enclosed with this proxy statement are solicited by the Board of Directors (the “Board”) of SeaChange International, Inc. (“SeaChange” or the “Company”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, July 12, 2018, at 10:00 a.m., local time, at SeaChange’s offices, located at 50 Nagog Park, Acton, Massachusetts 01720.

Only stockholders of record as of the close of business on May 23, 2018 (the “Record Date”) will be entitled to vote at the Annual Meeting and any adjournments thereof.

SeaChange is pleased to take advantage of the U.S. Securities and Exchange Commission (the “SEC”) rules that allow companies to furnish their proxy materials over the Internet. We believe that this process allows SeaChange to provide its stockholders with the information they need in a timelier manner, while reducing the environmental impact and lowering the costs of printing and distributing its proxy materials.

As a result, SeaChange is mailing to most of its stockholders of record entitled to vote at the Annual Meeting on or about May 31, 2018, a Notice Regarding the Availability of Proxy Materials (sometimes referred to as the “Notice”) instead of a paper copy of this proxy statement and SeaChange’s 2018 Annual Report. The Notice contains instructions on how to access those documents over the Internet. The balance of SeaChange’s stockholders entitled to vote at the annual meeting will be mailed on or about May 31, 2018 a printed copy of the proxy materials.

Information Regarding Voting and Proxies

Stockholders may vote in one of the following two ways:

1.	if you receive a copy of the proxy materials by mail, by completing, signing and dating the enclosed proxy card and returning it in the enclosed postage paid envelope by return mail; or
2.	by completing a proxy on the Internet at the address listed on the proxy card or Notice.

Any proxy may be revoked by a stockholder at any time before its exercise by either delivering written revocation or a later dated proxy to the Secretary of SeaChange, entering a new vote by Internet or telephone, or attending the Annual Meeting of Stockholders and voting in person. Only your latest dated proxy will count.

All properly completed proxy forms returned in time to be cast at the Annual Meeting will be voted. Stockholders are being asked to vote with respect to the election of Class I Directors, an advisory vote on the compensation of the Company’s named executive officers and the ratification of the selection of SeaChange’s independent registered public accounting firm. Where a choice has been specified on the proxy card with respect to each proposal, the shares represented by the proxy will be voted in accordance with your specifications. If no specification is indicated on the proxy card, the shares represented by the proxy will be voted FOR the nominees named herein for election to the Board of Directors to serve as Class I Directors, FOR approval of the compensation of the Company’s named executive officers, and FOR the ratification of the selection of SeaChange’s independent registered public accounting firm.

A majority-in-interest of the outstanding shares represented at the Annual Meeting in person or by proxy shall constitute a quorum for the transaction of business. Votes withheld from any nominee, abstentions and broker “non-votes” are counted as present or represented for purposes of determining the presence or absence of a quorum for the meeting. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. On all matters being submitted to stockholders at this Annual Meeting, an affirmative vote of at least a majority of the shares present, in person or represented by proxy, and voting on that matter is required for approval or ratification. An automated system administered by Broadridge Financial Solutions, Inc. tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately. Abstentions, as well as broker “non-votes” are not considered to have been voted for such matters and have the practical effect of having no impact on the outcome of the vote.

The Board of Directors knows of no other matter to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as proxies and in accordance with the SEC’s proxy rules. See “Stockholder Proposals” herein at page 9. The persons named as proxies, Peter Faubert and David McEvoy, were selected by the Board of Directors and are executive officers of SeaChange.

OWNERSHIP OF SECURITIES

Securities Ownership Of Certain Beneficial Owners And Management

The following table sets forth information regarding the beneficial ownership of SeaChange common stock as of May 23, 2018 by:

•	each person or entity who is known by SeaChange to beneficially own more than five percent (5%) of the common stock of SeaChange;
•	each of the directors of SeaChange and each of the executive officers of SeaChange named in the Summary Compensation Table on page 26; and
•	all of the directors and executive officers of SeaChange as a group.

Except for the named executive officers and directors, none of these persons or entities has a relationship with SeaChange, except as disclosed below under “Certain Relationships and Related Transactions.” Unless otherwise indicated, the address of each person or entity named in the table is c/o SeaChange International, Inc., 50 Nagog Park, Acton, Massachusetts 01720, and each person or entity has sole voting power and investment power (or shares such power with his or her spouse), with respect to all shares of capital stock listed as owned by such person or entity.

The number and percentage of shares beneficially owned is determined in accordance with the rules of the SEC, and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and also any shares of common stock underlying restricted stock units (“RSUs”), performance stock units (“PSUs”), deferred stock units (“DSUs”), options or warrants that are exercisable by that person within sixty (60) days of May 23, 2018. However, these shares underlying options or warrants are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity. Percentage of beneficial ownership is based on 35,623,219 shares of SeaChange’s common stock outstanding as of May 23, 2018.

Name	Amount and Nature of Beneficial Ownership (1) (#)	Percent of Common Stock Outstanding
Edward Terino	283,651	*
Jonathan Rider	94,871	*
Peter Faubert	68,467	*
David McEvoy	89,382	*
Mark Bonney	38,023	*
Mary Palermo Cotton	217,426	*
William F. Markey, III	87,871	*
Andrew Sriubas	52,072	*
Royce E. Wilson	100,610	*
Ariel Investments, LLC (2) 200 E. Randolph Street Suite 2900 Chicago, IL 60601	2,930,417	8.2%
Neuberger Berman Investment Advisors LLC (3) 1290 Avenue of the Americas New York, NY 10104	2,175,576	6.1%
Dimensional Fund Advisors, LP (4) Building One 6300 Bee Cave Road Austin, TX 78746	1,802,724	5.1%
All Executive Officers and Directors as a group (9 persons) (5)	1,032,373	2.9%

*	Less than 1%
(1)

Includes shares of Common Stock which have not been issued but are subject to options which either are presently exercisable or will become exercisable within sixty (60) days of May 23, 2018, as follows: Mr. Terino: 64,537 shares; Mr. Rider: 87,414 shares; Mr. Faubert: 64,157 shares; and Mr. McEvoy: 28,559 shares. Includes RSUs and DSUs that will have vested within sixty (60) days of May 23, 2018, as follows: Mr. Terino: 13,793 RSUs; Mr. Bonney: 38,023 DSUs Ms. Cotton: 35,842 DSUs; Mr. Markey: 35,842 DSUs; Mr. Sriubas: 38,023 DSUs and Mr. Wilson: 35,842 DSUs.

(2)

According to a Schedule 13G/A filed on February 13, 2018, Ariel Investments, LLC may be deemed to have sole voting power with respect to 2,510,052 of the above-mentioned shares and sole dispositive power with respect to 2,930,417 of the above-mentioned shares.

(3)

According to a Schedule 13G/A filed on February 15, 2018, Neuberger Berman Investment Advisors LLC may be deemed to have shared dispositive power with respect to all 2,175,576 of the above-mentioned shares and shared voting power over 1,718,477 of the above-mentioned shares with its clients.

(4)

According to an amended Schedule 13G/A filed on February 9, 2018, Dimensional Fund Advisors LP may be deemed to have sole dispositive power with respect to all 1,802,724 of the above-mentioned shares and sole voting power over 1,697,939 of the above-mentioned shares. Dimensional Fund Advisors LP serves as investment advisor to four investment companies and serves as investment manager to certain other commingled group trusts and investment accounts, which own the above-mentioned shares. Dimensional Fund Advisors LP disclaims beneficial ownership of such shares.

(5)

This group is comprised of those individuals named in the Summary Compensation Table on page 26 and those persons who were directors of SeaChange as of May 23, 2018. Includes an aggregate of 442,032 shares of Common Stock which the directors and executive officers, as a group, have the right to acquire by exercise of stock options or will acquire upon vesting of RSUs or DSUs within sixty (60) days of May 23, 2018.

PROPOSAL NO. I

ELECTION OF DIRECTORS

SeaChange’s Board of Directors currently consists of six members, five of whom are independent, non-employee directors. The Board of Directors is divided into three classes. Each class is elected for a term of three years, with the terms of office of the directors in the respective classes expiring in successive years.

The present term of the current Class I Directors, Mr. Bonney and Ms. Cotton, expires at the Annual Meeting. The Board of Directors, based on the recommendation of the Corporate Governance and Nominating Committee, has nominated Mr. Bonney and Ms. Cotton for re-election as Class I Directors. The Board of Directors knows of no reason why either of these nominees should be unable or unwilling to serve, but if that should be the case, proxies may be voted for the election of some other person selected by the Board.  Mr. Bonney and Ms. Cotton have each consented to being named in this proxy statement as a nominee to be a Class I Director and to serving in that capacity, if elected.

The Board of Directors unanimously recommends a vote “FOR” the Nominees listed below.

The following table sets forth, for the Class I nominees to be elected at the Annual Meeting and each of the other current directors, the year the nominee or director was first appointed or elected a director, the principal occupation of the nominee or director during at least the past five years, any other public company boards on which the nominee or director serves or has served in the past five years, the nominee’s or director’s qualifications to serve on the Board and the age of the nominee or director. In addition, included in the information presented below is a summary of each nominee’s or director’s specific experience, qualifications, attributes and skills that led the Board to the conclusion that he or she should serve as a director.

Class I Directors (Terms Expire at 2018 Annual Meeting)

Director’s Name and Year First Became Director	Position and Principal Occupation and Business Experience During the Past Five Years
Mark Bonney (2017)

Director

Mark Bonney, 64, has served as a Director of SeaChange since August 2017. Mr. Bonney most recently served as President and Chief Executive Officer of MRV Communications, Inc. (NASDAQ: MRVC) from December 2014 until its sale in August 2017 and as a director of MRV Communications, Inc. from April 2013 to August 2017.  Mr. Bonney has served as a Director of Zix Corporation (NASDAQ: ZIXI) since January 2013 and serves as a member of its Audit Committee and its Nominating & Corporate Governance Committee. Mr. Bonney also serves as a Director of Community eConsult Network, Inc., a not-for-profit corporation engaged in medical consultative services, and is Chairman Emeritus of Community Health Centers, Inc.  Mr. Bonney has held senior financial and management roles at Black & Decker, Zygo Corporation, Axsys Technologies, Inc., American Bank Note Holographics, Inc. and Direct Brands leading up to Chief Financial Officer, President and Chief Executive Officer. In addition to his current directorships he has served as a director of Axsys, American Bank Note Holographics, Threecore, Inc., ASearch LLC and Sigma Designs.  Mr. Bonney also founded and served as former Chairman of the Angel Investor Forum. Mr. Bonney holds a BS in Business Administration from Central Connecticut State University and an MBA in Finance from the University of Hartford.  Mr. Bonney brings more than 35 years of senior financial and operational experience with middle-market high tech companies in the U.S. and abroad which is highly valued by our Board.

Mary Palermo Cotton (2004)

Director

Mary Palermo Cotton, 60, has served as a Director of SeaChange since September 2004. Since April 2017, Ms. Cotton has served as Senior Advisor, VT iDirect a leading provider of satellite-based communications technology. In this role she advises the company on key strategic initiatives. For the previous 10 years Ms. Cotton held the position of Chief Executive Officer and Director of VT iDirect. Previously, Ms. Cotton was a Senior Vice President of SAP, an enterprise software provider, as a result of SAP’s June 2006 acquisition of Frictionless Commerce. Prior to the acquisition, Ms. Cotton had been the Chief Executive Officer of Frictionless Commerce, a company providing supplier relationship management software since February 2005. From February 2003 to July 2004, Ms. Cotton was a Senior Advisor to Aspen Technology, a software service provider, and previously served as Aspen’s Chief Operating Officer from January 2001 to January 2003. Ms. Cotton additionally served on the Board of Directors of Precise Software Solutions from June 2000 to June 2003 when Precise Software Solutions was acquired by VERITAS Software. Ms. Cotton contributes extensive executive experience in the global software industry as well as extensive financial reporting expertise to our Board deliberations.

Class II Directors (Terms Expire at 2019 Annual Meeting)

Director’s Name and Year First Became Director	Position and Principal Occupation and Business Experience During the Past Five Years
Andrew Sriubas (2017)

Director

Andrew Sriubas, 49, has served as a Director of SeaChange since August 2017. In addition, Mr. Sriubas serves as Chief Commercial Officer of Outfront Media since August 2017, and previously served as Executive Vice President of Strategic Planning & Development since July 2014. Mr. Sriubas began his career with Citibank in media and tech investment banking and held managing director roles at other firms including Donaldson Lufkin Jenrette, UBS, and JP Morgan, before joining Sonifi as Chief Strategist and Head of Corporate Development. Mr. Sriubas is a member of the Advisory Committee of Palisades Growth Capital, and also serves as an advisor to Secure Mobile Contact System Co. and Tout Inc. Mr. Sriubas is also a director of the Jack Kemp Foundation. Mr. Sriubas holds a BS in Finance from the Carroll School of Management at Boston College. Mr. Sriubas has been an advisor to the SeaChange board since May 2016, and is a member of the Company’s Advisory Board that works with the management team on strategic and technology matters.  Mr. Sriubas contributes his experience as a former telecom, media and technology banker; his experience developing new technologies to advance innovative business models as he has for the digital theatre industry, hospitality industry and now in his capacity redrawing the out of home/location media landscape.

Royce E. Wilson (2015)

Director

Royce E. Wilson, 61, has served as a Director of SeaChange since February 2015. Mr. Wilson is a founding partner of New Form Digital, a developer of original cinematic stories on digital platforms, since January 2014; President and Chief Executive Officer of Dreamcatcher Broadcasting, which owns 3 television stations, since July 2013; and President of Dreamcatcher Media, an angel investment and consulting company, since January 2011. Mr. Wilson was Executive Chairman of Timeline Labs (acquired by SeaChange in February 2015) from June 2011 to January 2015, having also served as its President and Chief Executive Officer from 2011 through 2013. Mr. Wilson was President of Tribune Broadcasting Company and Chief Revenue Officer of The Tribune Company, which owned 23 television stations, from February 2008 to April 2010; President of FOX Television Network from 2004-2008; President of NBC Enterprises and Syndication from 2000-2004; and President of CBS Enterprises from 1996-2000. Prior to that Mr. Wilson also held executive positions at Maxam Entertainment, Sony Pictures TV, and Paramount Pictures. Mr. Wilson also serves as a director of MVPindex, a social media index for sports and entertainment since January 2016 and of Newzulu Limited, a global crowd-sourced technology and media company, since August 2016. In addition, Mr. Wilson serves as a Trustee to Southern Methodist University since July 2008, and as a Director to the San Diego Zoo since February 2014. Mr. Wilson contributes extensive management experience in traditional and emerging media markets, developing key strategic partnerships and using new approaches to create innovative solutions.

Class III Directors (Terms Expire at 2020 Annual Meeting)

Nominee’s Name and Year First Became Director	Position and Principal Occupation and Business Experience During the Past Five Years
William Francis Markey, III (2016)

Chairman of the Board of Directors

William Francis Markey, III, 52, has served as a member of our Board of Directors since March 2016. Since October 2002, Mr. Markey has been the Founder and President of the Relevant C Business Group (RCBG), a private consulting firm that assists companies with strategy and execution, often around emerging technologies, in the areas of telecom, media and technology. Prior to that Mr. Markey was a co-founder of Ucentric Systems, a software company that provided connected home software solutions to television operators, that was acquired by Motorola, and also held various management positions at 3Com, Motorola, Pacific Telesis and Preview Media. Mr. Markey holds a BA from Georgetown University, an MS from Columbia University and an MA from Johns Hopkins University. Mr. Markey is a member of various advisory boards and is a trustee of Lake Forest Academy in Illinois. Mr. Markey has extensive experience in corporate development, business strategy, and mergers and acquisitions in technology and media.

Edward Terino (2010)

Chief Executive Officer and Director

Edward Terino, 64, became Chief Executive Officer on April 6, 2016, after being appointed Chief Operating Officer and Executive Vice President on June 3, 2015. Mr. Terino has served as a member of our Board of Directors since July 2010, where he was formerly Chairman of the Audit Committee and a member of the Compensation Committee. Mr. Terino has served as President of GET Advisory Service LLC, a strategic and financial management consulting firm focused on the technology and maritime industries since March 2009. From March 2010 to July 2015, Mr. Terino served as a director of Baltic Trading Ltd., a NYSE listed international dry bulk shipping company (NYSE:BALT), where he was the Chairman of the Audit Committee and a member of the Compensation Committee. From October 2012 to November 2013, Mr. Terino served as a director of Extreme Networks, Inc., a NASDAQ listed network switching and services company (NASDAQ:EXTR), where he was a member of the Audit Committee. From April 2007 through February 2012, Mr. Terino served as a director of S1 Corporation, a NASDAQ listed internet banking and payments software company (NASDAQ:SONE), where he was Chairman of the Audit Committee and a member of the Compensation Committee. In February 2012, S1 Corporation was acquired by ACI Worldwide, Inc. From November 2009 to November 2010, Mr. Terino served as a director of Phoenix Technologies Ltd., a NASDAQ listed BIOS software company (NASDAQ:PTEC), where he was the Chairman of the Audit Committee and a member of the Compensation Committee. In November 2010, Phoenix Technologies Ltd. was acquired by Marlin Equity Partners. From October 1999 to March 2006, Mr. Terino served as a director of EBT International Inc., a NASDAQ listed web content management software company (NASDAQ:EBTI), where he was Chairman of the Audit Committee and a member of the Compensation Committee. From July 2005 through December 2008, Mr. Terino was Chief Executive Officer and Chief Financial Officer of Arlington Tankers Ltd., a NYSE listed international seaborne transporter of crude oil and petroleum products (NYSE:ATB). In December 2008 Arlington Tankers Ltd. merged with General Maritime Corporation. From September 2001 to June 2005, Mr. Terino was Senior Vice President, Chief Financial Officer, and Treasurer of Art Technology Group, Inc. Art Technology Group, Inc. was acquired by Oracle Corporation in 2011. Prior to 2001, Mr. Terino held senior financial and operational management positions over a 15-year period with several publicly traded technology and educational publishing companies. Mr. Terino began his career at Deloitte & Touche and spent 9 years in their consulting services organization. Mr. Terino earned a BS degree in Management from Northeastern University and he earned a MBA from Suffolk University.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

Determination of Director Independence

The Board of Directors has determined that Ms. Cotton and Messrs. Bonney, Markey, Sriubas, and Wilson are “independent” directors, meeting all applicable independence requirements of the SEC, including Rule 10A-3(b)(1) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Marketplace Rules of The NASDAQ Stock Market (“NASDAQ”). In making this determination, the Board of Directors affirmatively determined that none of such directors has a relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, including that neither the identification in 2015 of Mr. Wilson as a director nominee by the former equityholders of TLL, LLC, the terms of the Agreement and Plan of Merger dated December 22, 2014 for the acquisition of TLL, LLC nor Mr. Wilson’s prior management positions with TLL, LLC precluded a determination that Mr. Wilson qualified as “independent.”

Stockholder Proposals

Proposals of stockholders intended to be presented at the 2019 Annual Meeting of Stockholders must be received no later than the close of business on January 25, 2019 at SeaChange’s principal executive offices in order to be included in the SeaChange proxy statement for that meeting. Any such stockholder proposals should be submitted to SeaChange International, Inc., 50 Nagog Park, Acton, Massachusetts, 01720, Attention: Secretary. Under the By-Laws of SeaChange, stockholders who wish to make a proposal at the 2019 Annual Meeting — other than one that will be included in SeaChange’s proxy materials — must notify SeaChange no earlier than December 26, 2018, and no later than January 25, 2019. If a stockholder who wishes to present a proposal fails to notify SeaChange by January 25, 2019, the stockholder will not be entitled to present the proposal at the meeting. If, however, notwithstanding the requirements of the By-Laws of SeaChange, the proposal is brought before the meeting, then under the SEC’s proxy rules the proxies solicited by management with respect to the 2019 Annual Meeting will confer discretionary voting authority with respect to the stockholder’s proposal on the persons selected by management to vote the proxies. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules.

In order to curtail controversy as to the date on which a proposal will be marked as received by SeaChange, it is suggested that stockholders submit their proposals by Certified Mail — Return Receipt Requested.

Availability of Corporate Governance Documents

SeaChange’s Code of Ethics and Business Conduct (“Ethics Policy”) for all directors and all employees of SeaChange, including executive officers, and the charters for the Audit, Compensation, and Corporate Governance and Nominating Committees of the Board of Directors are available on SeaChange’s website at www.schange.com under the “Corporate Governance” section of the “Investor Relations” link. SeaChange will ensure that amendments, if any, to these documents are disclosed and posted on this website within four (4) business days of any such amendment.

Board Meetings

The Board of Directors of SeaChange met sixteen (16) times and acted by written consent three (3) times during the fiscal year ended January 31, 2018. During the fiscal year ended January 31, 2018, each then director attended at least seventy-five percent (75%) of the total number of meetings of the Board of Directors and meetings of all the committees of the Board on which they serve. SeaChange has a policy that its Board of Directors attends SeaChange’s Annual Meeting of Stockholders. Last year, all of the directors attended the Annual Meeting of Stockholders that was held on July 13, 2017.

Board Leadership Structure

The Board of Directors has appointed an independent director to serve as Chairman of the Board of Directors. The Board has adopted this structure to strike an effective balance between management and independent leadership participation in the Board process. The function of the Chairman is to set the agenda for Board meetings and to facilitate and improve communication between the independent directors and SeaChange by serving as the interface between SeaChange’s Chief Executive Officer, senior management and the independent directors. The Chairman works with the chair of the Compensation Committee, if a separate person, to establish goals for the Chief Executive Officer each fiscal year and conducts the annual Chief Executive Officer evaluation. Mr. Markey currently serves as the Chairman and Chairman of the Corporate Governance and Nominating Committee.

Board Oversight of Risk

The Board oversees the business and strategic risks of SeaChange, including risks related to cybersecurity. The Audit Committee oversees financial reporting, internal controls and compliance risks confronting SeaChange. The Compensation Committee oversees risks associated with SeaChange’s compensation policies and practices, including performance-based compensation and change in control plans. The Corporate Governance and Nominating Committee oversees risks relating to corporate governance and the process governing the nomination of members of the Board. SeaChange provides a detailed description of the risk factors impacting its business in its Annual Report on Form 10-K and if necessary, its Quarterly Reports on Form 10-Q filed with the SEC.

Board Committees

The Board has a standing Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee. The members of each committee are appointed by the Board based on the recommendation of the Corporate Governance and Nominating Committee. The members are set forth below in this proxy statement. Actions taken by any committee of the Board are reported to the Board, usually at the next Board meeting following a committee meeting. Each of these standing committees is governed by a committee-specific charter that is reviewed periodically by the applicable committee pursuant to the rules set forth in each charter. The Board annually conducts a self-evaluation of each of its committees. All members of all committees are independent directors.

Audit Committee

The Audit Committee members are Mr. Bonney (Chairman, effective May 1, 2018), Ms. Cotton (Chairman during fiscal 2018 and until May 1, 2018), Mr. Markey and Mr. Sriubas, each of whom meet the independence requirements of the SEC and NASDAQ, as described above. In addition, SeaChange’s Board has determined that each member of the Audit Committee is financially literate and that Mr. Bonney satisfies the requirement of the Marketplace Rules applicable to NASDAQ-listed companies that at least one member of the Audit Committee possess financial sophistication and that Mr. Bonney is an “audit committee financial expert” as defined in the rules and regulations promulgated under the Exchange Act. The Audit Committee’s oversight responsibilities include matters relating to SeaChange’s financial disclosure and reporting process, including the system of internal controls, the performance of SeaChange’s internal audit function, compliance with legal and regulatory requirements, and the appointment and activities of SeaChange’s independent auditors. The Audit Committee met thirteen (13) times and acted by written consent two (2) times during fiscal 2018. The responsibilities of the Audit Committee and its activities during fiscal 2018 are more fully described under the heading “Report of the Audit Committee” contained in this proxy statement.

Compensation Committee

The Compensation Committee members are Mr. Bonney (Chairman), Ms. Cotton and Mr. Sriubas, each of whom meet the independence requirements of the SEC and NASDAQ, as described above. Among other things, the Compensation Committee determines the compensation, including stock options, RSUs and other equity compensation, of SeaChange’s management and key employees, administers and makes recommendations concerning SeaChange’s equity compensation plans, and ensures that appropriate succession planning takes place for all levels of management, department heads and senior management. The Compensation Committee met nine (9) times and acted by unanimous written consent five (5) times during fiscal 2018. The responsibilities of the Compensation Committee and its activities during fiscal 2018 are more fully described in this proxy under the heading, “COMPENSATION DISCUSSION AND ANALYSIS.”

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee members are Mr. Markey (Chairman), Ms. Cotton and Mr. Wilson, each of whom meet the independence requirements of the SEC and NASDAQ, as described above. The Corporate Governance and Nominating Committee is responsible for oversight of corporate governance at SeaChange, recommending to the Board of Directors persons to be nominated for election or appointment as directors of SeaChange and monitoring compliance with SeaChange’s Code of Ethics and Business Conduct. The Corporate Governance and Nominating Committee identifies Board candidates through numerous sources, including recommendations from existing Board members, executive officers, and stockholders of SeaChange. Additionally, the Corporate Governance and Nominating Committee may identify candidates through engagements with executive search firms. The Corporate Governance and Nominating Committee met six (6) times and did not act by unanimous written consent during fiscal 2018.

Qualifications of Director Candidates

In evaluating the suitability of individuals for Board membership, the Corporate Governance and Nominating Committee takes into account many factors, including whether the individual meets the requirements for independence, his or her professional expertise and educational background, and the potential to contribute to the diversity of viewpoints, backgrounds or experiences of the Board as a whole including diversity of experience, gender, race, ethnicity and age. The Corporate Governance and Nominating Committee evaluates each individual in the context of the entire Board, with the objective of recommending nominees who can best further the success of SeaChange’s business and represent stockholder interests. The Corporate Governance and Nominating Committee assigns specific weights to particular criteria for prospective nominees. SeaChange believes that the backgrounds and qualifications of directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities. As part of the consideration in fiscal 2018 by the Corporate Governance and Nominating Committee of candidates for election to the Board, these criteria were reviewed. No changes to these criteria were recommended as a result of such review.

Procedures for Stockholders to Recommend Director Candidates

Stockholders wishing to suggest candidates to the Corporate Governance and Nominating Committee for consideration as potential director nominees may do so by submitting the candidate’s name, experience, and other relevant information to the SeaChange Corporate Governance and Nominating Committee, 50 Nagog Park, Acton, Massachusetts 01720. SeaChange stockholders wishing to nominate directors may do so by submitting a written notice to the Secretary of SeaChange at the same address in accordance with the nomination procedures set forth in SeaChange’s By-Laws. The procedures are summarized in this proxy statement under the heading “Stockholder Proposals.” The Secretary will provide the notice to the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee does not distinguish between nominees recommended by stockholders and other nominees. All nominees must meet, at a minimum, the qualifications described in “Qualifications of Director Candidates” above.

Process for Stockholders to Communicate with Directors

Stockholders may write to the Board or a particular Board member by addressing such communication to the Chairman of the Board, if directed to the Board as whole, or to an individual director, if directed to that particular Board member, care of SeaChange’s Secretary, at SeaChange’s offices at 50 Nagog Park, Acton, Massachusetts 01720. Unless such communication is addressed to an individual director, SeaChange will forward any such communication to each of the directors. Communication sent in any other manner, including but not limited to email, text messages or social media will be forwarded to the entire Board of Directors. The Chairman of the Board together with the Chief Executive Officer will determine the appropriate response to such communication.

Compensation of Directors

Directors who are employees of SeaChange receive no compensation for their services as directors, except for reimbursement of expenses incurred in connection with attending meetings.

Non-employee directors received the following cash compensation in fiscal 2018:

•	A cash retainer of $45,000;
•	The Chairman of the Board received additional cash compensation of $25,000;
•	Each member of the Audit Committee received additional cash compensation of $7,500, other than the Chairman, who received additional cash compensation of $15,000;
•	Each member of the Compensation Committee received additional cash compensation of $6,000, other than the Chairman, who received additional cash compensation of $12,000; and
•	Each member of the Corporate Governance and Nominating Committee received additional cash compensation of $5,000, other than the Chairman, who received additional cash compensation of $10,000.
•

Each member of the Strategy Committee received additional cash compensation of $5,000, other than the Chairman, who received additional cash compensation of $10,000.  The Strategy Committee was dissolved in August 2017.

In addition, each non-employee director is entitled to receive an annual grant of RSUs valued at $100,000, granted on the date of our Annual Meeting and which vests in full one year from the grant date, subject to acceleration in the event of a Change in Control. Our non-employee directors have the option to receive DSUs in lieu of RSUs, and the shares underlying the DSU are not issued until the earlier of the director ceasing to be a member of the Board or immediately prior to consummation of a Change in Control.

Newly appointed non-employee directors receive an initial grant of RSUs valued at $100,000, granted on the date of the director’s appointment or election to the Board of Directors, which vest annually in three (3) equal tranches over a three (3) year period, subject to acceleration in the event of a Change in Control. Newly appointed non-employee directors also receive (i) 100% of the annual grant of RSUs valued at $100,000 if their appointment/election is within six (6) months of the Company’s last Annual Meeting or (ii) 50% of the annual grant of RSUs valued at $50,000 if their appointment/election is within six (6) months of the Company’s next Annual Meeting.  New non-employee directors have the option to receive their initial grant in the form of DSUs rather than RSUs (as described above with respect to the annual awards).

Director Compensation Fiscal 2018

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Total ($)
Mark Bonney (2)	32,250	200,000	232,250
Mary Palermo Cotton	68,000	100,000	168,000
William F. Markey, III	78,000	100,000	178,000
Andrew Sriubas (3)	29,250	200,000	229,250
Royce E. Wilson	50,000	100,000	150,000
Steven Craddock (5)	70,875	100,000	170,875
Thomas Olson (6)	36,750	—	36,750

(1)	The grant date fair value for each of these awards, aggregated in the above table, is as follows:

Name	Date of Grant	Stock Awards (#DSUs, except as noted)	Total Grant Date Fair Value ($)
Mark Bonney (2)	8/24/2017 8/24/2017	38,023 (4) 38,023	100,000 100,000
Mary Palermo Cotton	7/12/2017	35,842	100,000
William F. Markey, III	7/12/2017	35,842	100,000
Andrew Sriubas (3)	8/24/2017 8/24/2017	38,023 38,023	100,000 100,000
Royce E. Wilson	7/12/2017	35,842	100,000
Steven Craddock (5)	7/12/2017	35,842	100,000

(2)

Mr. Bonney joined the Board of Directors on August 17, 2017, as previously reported on a Form 8-K filed with the SEC on August 18, 2017.  The grant of RSUs and DSUs to Mr. Bonney on August 17, 2017 included RSUs valued at $100,000 upon initial election to the Board as a non-employee director and the grant of DSUs valued at $100,000 for the annual grant of such DSUs to non-employee directors.

(3)

Mr. Sriubas joined the Board of Directors on August 17, 2017, as previously reported on a Form 8-K filed with the SEC on August 18, 2017.  The grant of DSUs to Mr. Sriubas on August 17, 2017 included DSUs valued at $100,000 upon initial election to the Board as a non-employee director and the grant of DSUs valued at $100,000 for the annual grant of such DSUs to non-employee directors.

(4)	Mr. Bonney elected RSUs instead of DSUs for his initial grant.
(5)	Mr. Craddock resigned from the Board of Directors on August 17, 2017.
(6)	Mr. Olson resigned from the Board of Directors on July 18, 2017.

The table below shows the aggregate number of unvested stock awards and options for each non-employee director as of January 31, 2018. Stock awards consist of DSUs (except as otherwise noted below) for which the minimum one-year service period has not been satisfied.

Name	Aggregate Stock Awards Outstanding (#)	Aggregate Stock Options Outstanding (#)
Mark Bonney (1)	76,046(2)	—
Mary Palermo Cotton	35,842	—
William F. Markey, III	48,517	—
Andrew Sriubas (3)	76,046	—
Royce. E. Wilson	40,523	—

(1)	Mr. Bonney joined the Board of Directors on August 17, 2017, as previously reported on a Form 8-K filed with the SEC on August 18, 2017.
(2)	Mr. Bonney elected RSUs instead of DSUs for his initial grant of 38,023 shares,
(3)	Mr. Sriubas joined the Board of Directors on August 17, 2017, as previously reported on a Form 8-K filed with the SEC on August 18, 2017.

Report of the Audit Committee

The Audit Committee currently consists of Mr. Bonney (Chairman), Ms. Cotton, Mr. Markey and Mr. Sriubas.

The Audit Committee’s primary duties and responsibilities are to:

•	Appoint, compensate and retain SeaChange’s independent registered public accounting firm, and oversee the work performed by the independent registered public accounting firm;
•	Assist the Board of Directors in fulfilling its responsibilities by reviewing the financial reports provided by SeaChange to the SEC and SeaChange’s stockholders;
•	Monitor the integrity of SeaChange’s financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance;
•	Recommend, establish and monitor procedures designed to improve the quality and reliability of the disclosure of SeaChange’s financial condition and results of operations; and
•	Provide an avenue of communication among the independent registered public accounting firm, management and the Board of Directors.

The Board of Directors has adopted a written charter setting out the functions the Audit Committee is to perform. A copy of this may be found on SeaChange’s website at www.schange.com under the “Corporate Governance” section of the “Investor Relations” link.

Management has primary responsibility for SeaChange’s consolidated financial statements and the overall reporting process, including SeaChange’s system of internal controls.

The independent registered public accounting firm audits the annual consolidated financial statements prepared by management, expresses an opinion as to whether those consolidated financial statements fairly present, in all material respects, the financial position, results of operations and cash flows of SeaChange in conformity with accounting principles generally accepted in the United States of America, expresses an opinion on the effectiveness of internal control over financial reporting and discusses with the Audit Committee any issues the independent registered public accounting firm believes should be raised with SeaChange.

For fiscal 2018, the Audit Committee reviewed the audited consolidated financial statements of SeaChange and met with both management and Grant Thornton LLP, SeaChange’s independent registered public accounting firm, to discuss those consolidated financial statements.

The Audit Committee has received from and discussed with Grant Thornton LLP the written disclosure and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton LLP’s communications with the Audit Committee concerning independence, and has discussed with Grant Thornton LLP their independence. The Audit Committee also discussed with Grant Thornton LLP the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of SeaChange be included in its Annual Report on Form 10-K for the fiscal year ended January 31, 2018. The Audit Committee also decided to retain Grant Thornton LLP as SeaChange’s independent registered public accounting firm for the 2019 fiscal year.

RESPECTFULLY SUBMITTED BY THE AUDIT

COMMITTEE OF THE BOARD OF DIRECTORS

Mark Bonney, Chairman

Mary Palermo Cotton

William F. Markey, III

Andrew Sriubas

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material.” No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that SeaChange specifically incorporates this report or any portion of it by reference. In addition, this report shall not be deemed to be filed under either the Securities Act or the Exchange Act.

INFORMATION CONCERNING EXECUTIVE OFFICERS

In addition to Edward Terino, SeaChange’s Chief Executive Officer and Director, whose biographical information is set forth above at page 8, SeaChange’s executive officers are:

Executive Officer’s Name	Position and Principal Occupation and Business Experience During the Past Five Years
Jonathan Rider

Chief Operating Officer & Senior Vice President

Mr. Rider, age 54, was appointed Chief Operating Officer and Senior Vice President on January 31, 2017, and he previously served as SeaChange’s Chief Information Officer since April 19, 2016. Mr. Rider’s has over thirty years of senior management experience in the high technology sector including service as Chief Information Officer of Dynatrace from August 2014 to February 2016; Senior Vice President, Technology and Engineering of Arcadia Solutions from September 2013 to August 2014; Principal and Chief Information Officer of JetStream Consulting from June 2006 to January 2014; Vice President, Business Systems of PTC from March 2011 to June 2012; Vice President and Chief Information Officer of Gilbane Building Company from November 2006 to May 2010. Previously Mr. Rider served as a U.S. Army Officer and helicopter instructor. Mr. Rider holds a United States patent in the area of data mining and is a Six Sigma Green and Black Belt. Mr. Rider has a B.S. in Aeronautics, Engineering/Aviation and a M.B.A. in E-Business from the University of Phoenix.

Peter Faubert

Chief Financial Officer, Senior Vice President and Treasurer

Mr. Faubert, age 48, joined the Company on July 7, 2016 as Chief Financial Officer, Senior Vice President and Treasurer. He brings over fifteen years of extensive finance leadership for public and private software companies that focused on video service providers, mobility and enterprise computing. Prior to joining the Company, Mr. Faubert served as Chief Financial officer of This Technology, Inc. from December 2013 to August 2015, Chief Financial Officer and Treasurer of Vision Government Solutions, Inc. from October 2012 to December 2013, Chief Financial Officer of JNJ Mobile (MocoSpace) from February 2009 to July 2012 and Chief Financial Officer and Treasurer at Turbine, Inc. from August 2005 to January 2009. Prior to that Mr. Faubert held various senior finance positions with Viisage Technology Inc., Burntsand Inc. and Ariba Inc. Mr. Faubert is also a Certified Public Accountant.

David McEvoy

General Counsel, Senior Vice President and Secretary

Mr. McEvoy, age 60, joined the Company on July 2, 2012 as Vice President and General Counsel. He became Senior Vice President and General Counsel on February 1, 2013, and became the Secretary on May 17, 2013. Prior to joining SeaChange, Mr. McEvoy was the Senior Vice President and General Counsel of Peoplefluent Inc. from June 2011 to July 2012. Mr. McEvoy served as the Senior Vice President and General Counsel of Art Technology Group, Inc. (“ATG”) from September 2005 to March 2010, which was acquired by Oracle Corporation on January 5, 2011. Prior to joining ATG, Mr. McEvoy was the Group General Counsel — Operations of Gores Technology Group, a private equity firm. Mr. McEvoy has held various General Counsel and other executive level legal positions with several companies including Aprisma Inc., Anker Systems Ltd., VeriFone Inc., Mattel Interactive, Broderbund and The Learning Company.

Executive officers of SeaChange are appointed by, and serve at the discretion of, the Board of Directors, and serve until their successors have been duly elected and qualified. There are no family relationships among any of the executive officers or directors of SeaChange. Each executive officer is a full-time employee of SeaChange.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

We have implemented an executive compensation program that rewards performance. Our executive compensation program is designed to attract, retain and motivate the key individuals who are most capable of contributing to our success and building long-term value for our stockholders. The elements of our executives’ total compensation are base salary, incentive compensation and other employee benefits. We have designed a compensation program that makes a substantial portion of executive pay variable, subject to increase when performance targets are achieved, and subject to reduction when performance targets are not achieved.

Fiscal 2018 Business Results

In fiscal 2018, we addressed what we see as the continuing rise of Internet Protocol television (“IPTV”) and over-the-top (“OTT”) services by such companies as Netflix, Hulu, Amazon, mlbam, Kaltura, Ooyala and Brightcove and by media companies such as HBO, CBS and BBC. This rise of IPTV and OTT video services globally increased the demand for multiscreen capabilities on a range of consumer devices operating on the cloud-based platforms. We have been increasing our strategic investments in research and development related to our cloud-based offerings, as well as in sales and marketing as we focus on our go-to-market efforts in those areas. We continue to invest in developing next-generation capabilities in our four main product offerings: video back office, advertising, content management and user experience. Our suite of products allows us to provide customers with end-to-end video delivery capabilities across multiple platforms, thus reducing cost and increasing speed and ease of use for end users.

In conjunction with our acquisition of DCC Labs in fiscal 2017 and an additional company-wide costs savings program established in the second half of fiscal 2017, we commenced a restructuring program (“Restructuring Program”), which has allowed us to achieve approximately $38 million in annualized cost savings since its commencement. The Restructuring Program was completed in fiscal 2018 and has helped us improve operations and optimize our cost structure since its inception.

We saw improvement in most of our key operating metrics and overall financial results in fiscal 2018, compared to fiscal 2017. This included a fourteen-percentage point increase in gross margins, a $39.1 million decrease in U.S. GAAP operating expenses and positive cash flow from operations. Cash, cash equivalents, marketable securities and restricted cash of $52.1 million at January 31, 2018 was up from the $38.7 million at January 31, 2017. We had a U.S. GAAP operating loss of $5.4 million, or $0.15 per basic share, in fiscal 2018, compared to a U.S. GAAP operating loss of $54.1 million, or $1.55 per basic share, in fiscal 2017. The decrease in U.S. GAAP operating loss is due to the decrease in expenses resulting from implementation of the Restructuring Program in the second half of fiscal 2017 and to the absence in fiscal 2018 of the $23.8 million loss on impairment of long-lived assets recorded in fiscal 2018. Included in the full fiscal 2018 U.S. GAAP results are $9.3 million in non-GAAP charges, which consisted of severance and other restructuring costs, stock-based compensation, amortization of intangible assets from prior acquisitions and other non-recurring professional fees, while the full fiscal 2017 results by comparison included $33.3 million of similar non-GAAP charges and the loss on impairment of long-lived assets mentioned above.

Pay for Performance

In recent years, payouts under our executive compensation incentive plan have largely been limited to payouts made for the achievement of individual performance objectives rather than the portion of payouts allocable to the achievement of pre-established financial objectives of the Company, as these objectives have not been met. For example, in fiscal 2017, payouts under our fiscal 2017 performance-based compensation plan were only made for the achievement of certain individual performance objectives, and no payouts were made with respect to satisfying the pre-established financial objectives.  However, payouts under the fiscal 2018 Short-Term Incentive compensation plan (“fiscal 2018 STI”) were made for the achievement of both the pre-determined Company financial objectives and individual performance objectives. We believe that the variability in these payouts indicates that our annual compensation plans effectively reward our executive officers for superior performance, while appropriately adjusting compensation downward for less-than-superior performance.

Compensation Objectives

We structure our executive compensation to reflect individual responsibilities and contributions, while providing incentives to achieve overall business and financial objectives. The Compensation Committee (the “Committee”) has the responsibility for establishing, implementing and monitoring adherence to this philosophy.

The Committee has designed an executive compensation plan that rewards the achievement of specific financial and non-financial goals through a combination of cash and stock-based compensation. This bifurcation between financial and non-financial objectives and between cash and stock-based compensation creates alignment with stockholder interests and provides a structure in which executives are rewarded for achieving results that the Committee believes will enhance stockholder value.

The Committee believes that stockholder interests are best served by compensating our executives at industry competitive rates, enabling us to attract and retain the best available talent, recognizing superior performance while providing incentives to achieve overall business and financial objectives. By doing so, we believe that our ability to achieve financial and non-financial goals is enhanced.

Setting Executive Compensation

When setting the annual compensation plan for our executive officers, the Committee begins with an analysis of each compensation component for our Chief Executive Officer. This analysis includes the dollar amount of each component of compensation payable to the Chief Executive Officer related to the relevant period, together with the related metrics for performance-based compensation. The overall purpose of this analysis is to bring together, in one place, all of the elements of fixed and contingent compensation, so that the Committee may analyze both the individual elements of compensation (including the compensation mix) as well as the aggregate amount of actual and projected compensation.

The Committee then presents this analysis to the Chief Executive Officer, who provides input to the Committee on the reasonableness, feasibility and effectiveness of the compensation components, including performance metrics, proposed by the Committee. The Chief Executive Officer then creates similar compensation component breakdowns for the other executive officers, presenting compensation recommendations of both base and performance-based compensation related to the relevant period, together with the associated performance metrics. These recommendations are then reviewed and, once agreed upon, approved by the Committee. The Committee can and has exercised its discretion in modifying any recommended compensation to executives, and exercises this discretion in active consultation with the Chief Executive Officer.

 In setting executive compensation for fiscal 2018, the Committee reviewed an updated list of peer companies recommended by Frederic W. Cook & Co., Inc. (“Cook”), a compensation consulting firm who the Committee concluded based on the Company’s knowledge and information provided by Cook had no conflict of interest with the Company. The updated list of peer companies reflects the removal of certain companies from the prior peer company list with a much larger market capitalization than the Company. The updated list of our peer companies is as follows:

• American Software, Inc. • BSQUARE Corporation • Digital Turbine, Inc. • Guidance Software, Inc. • Limelight Networks, Inc. • Marin Software Inc. • Remark Media, Inc. • Synacor, Inc. • YuMe, Inc.	• Brightcove, Inc. • Concurrent Computer Corporation • eGain Corporation • Jive Software, Inc. • Marchex, Inc. • RealNetworks, Inc. • SITO Mobile, Ltd. • Tremor Video, Inc.

The Committee determined that this list of peer companies provided appropriate referenceable data points, based on our revenues, market capitalization, and industry focus relative to each of these companies. The Committee made reference to the compensation paid by these peer companies in establishing fiscal 2018 executive compensation but did not benchmark compensation to these companies.

With respect to all of the fiscal 2018 compensation programs for the Company’s named executive officers, the Committee endeavors to establish a compensation program that is internally consistent and equitable to enable our achievement of overall corporate objectives. Within this framework, the level of the Chief Executive Officer’s compensation will differ from that of the other executives because of the difference in his role and responsibilities and the compensation practices at peer companies.

In 2017, we submitted our executive compensation to an advisory vote of our stockholders and it received the support of 93% of the total votes cast on this matter at our annual meeting. We pay careful attention to any feedback we receive from our stockholders about our executive compensation, including the “Say-on-Pay” vote. While we had already approved our fiscal 2018 compensation plan by the time we held our “Say-on-Pay” vote in July 2017, we considered the stockholder advisory vote in formulating our fiscal 2019 compensation plan. This consideration included reaching out to certain large stockholders to discuss and seek input on our compensation plans.

Fiscal 2018 Executive Compensation Components

For the fiscal year ended January 31, 2018, the principal components of compensation for our named executive officers were:

•	base salary;
•	short-term performance-based incentive compensation;
•	long-term incentive equity awards;
•	discretionary equity awards;
•	change in control and termination benefits; and
•	general employee welfare benefits.

As discussed below, the Committee believed that this mix of compensation would allow us to pay our executive officers competitive levels of compensation that best reflect individual responsibilities and contributions, while providing incentives to achieve overall business and financial objectives.

Base Salary

We provide our named executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. Base salary ranges for named executive officers are determined individually for each executive.

During its review of base salaries for named executive officers, the Committee primarily considers:

•	individual performance of the executive;
•	our overall past operating and financial performance and future expectations;
•	internal review of the executive’s compensation, both individually and relative to other executive officers; and
•	market data regarding peer companies.

The Committee does not give a specific weighting among these various factors but rather considers the factors collectively in setting base salary. Salary levels are typically considered on an annual basis as part of the performance review process, as well as upon a promotion or other change in job responsibility. We try to provide an allocation between base and performance-based incentive compensation that reflects market conditions and appropriately ensures alignment of individual performance with our objectives.

In setting the executive compensation plan for fiscal 2018, the Committee did not make an adjustment to the base salary of the Chief Executive Officer, Mr. Terino, who continued to receive a base salary of $450,000. The Committee also did not make an adjustment to the base salaries of the Chief Operating Officer, Mr. Rider, the Chief Financial Officer, Mr. Faubert, or the General Counsel, Mr. McEvoy, who each continued to receive a base salary of $325,000, $300,000 and $296,000 respectively.

Performance-Based Incentive Compensation

After considering the overall cash-equity mix of the aggregate compensation paid to our named executive officers, the Committee structured awards pursuant to the fiscal 2018 performance-based compensation plan to be a mixture of cash, stock options, RSUs and PSUs. The Committee believes that including both cash and stock options, RSUs and PSUs as an element of the performance-based compensation is important as it further aligns the interests of our executive officers with those of our stockholders, increases executive ownership of our stock, discourages excessive levels of risk taking, and enhances executive retention in a challenging business environment and competitive labor market, while at the same time providing competitive current compensation and accounting for the liquidity limitations created by the Company’s stock ownership guidelines.

Starting in fiscal 2018, the Committee now provides all equity awards to the named executive officers under the performance-based Long-Term Incentive compensation plan (“fiscal 2018 LTI”) and all cash awards to the named executive officers under the fiscal 2018 STI. The fiscal 2018 STI and fiscal 2018 LTI are described further below.

Fiscal 2018 Performance-Based Short-Term Incentive Compensation Plan

The Committee believes that performance-based incentive compensation motivates the achievement of critical annual performance objectives aimed at enhancing stockholder value. The fiscal 2018 STI established for each of Messrs. Terino, Rider, Faubert and McEvoy, the Company’s executive officers during fiscal 2018, provided for a cash award payable upon the satisfaction of specified targets.

Performance-based compensation for each of the named executive officers, except for Mr. McEvoy, pursuant to our fiscal 2018 STI was structured as follows:

•	40% of target bonus payable based upon the achievement of certain U.S. GAAP revenue goals for fiscal 2018;

•	40% of target bonus payable based upon the achievement of certain non-GAAP operating income[1] goals for fiscal 2018; and
•	20% or target bonus payable based upon the achievement of certain individual performance-based objectives.

Performance-based compensation for Mr. McEvoy pursuant to our fiscal 2018 STI was structured as follows:

•	40% of target bonus payable based upon the achievement of certain U.S. GAAP revenue goals for fiscal 2018;
•	20% of target bonus payable based upon the achievement of certain non-GAAP operating income goals for fiscal 2018; and
•	40% or target bonus payable based upon the achievement of certain individual performance-based objectives.

In determining the targets and payouts at target performance levels for each of the objectives for awards under the fiscal 2018 executive compensation plan, the Committee considered the probability of achieving that target and the corresponding level of individual and group effort that would be required to achieve that target. Within that framework, the Committee set a fiscal 2018 U.S. GAAP revenue target of $85 million, with a threshold of $80 million, and a fiscal 2018 non-GAAP operating income loss target of a $1.125 million, with a threshold of a $3.575 million loss. The Committee retained discretion to adjust these targets during the year. The Committee did not establish limits for itself with respect to exercise of this discretion and believes that this discretion is important in order to retain the ability to compensate executive officers in a manner that reflects overall corporate and individual performance relative to the market conditions.

In establishing financial targets and potential payout targets for the named executive officers, the Committee provided for additional incentive payouts in the event that the revenue or non-GAAP operating income targets were exceeded, with a specified maximum upward adjustment of twenty-five percent (25%) above target based upon non-GAAP operating income and a maximum upward adjustment of twenty-five (25%) based upon revenue. The Committee also provided for a decreasing amount of cash payouts in the event that the revenue or non-GAAP operating income target, as applicable, were not met, while establishing a threshold with respect to each objective below which no corresponding payout would be made. These provisions were established to provide incentive to our executive officers to exceed the financial targets, as well as to provide some form of payout for performance that approaches but may not meet the established targets. The Committee implemented this structure to ensure that our compensation programs support our overall compensation objectives.

Each of the named executive officers participating in our fiscal 2018 performance based incentive compensation plan also had individual performance-based objectives.  The objectives for Messrs. Terino, Rider, Faubert and McEvoy are as follows:

•

Mr. Terino: the completion of corporate restructuring actions to reduce operating costs and achieve profitability in the second half of fiscal 2018, the enhancement and implementation of the Company’s sales and marketing strategy, and the formation of an Advisory Board of industry leaders to assist the management team in developing a strategic plan and receiving approval of the plan by the Board of Directors before January 31, 2018.

•

Mr. Rider:  the completion of corporate restructuring actions, the completion of technical support, professional services, product line management and marketing renovation programs.  Mr. Rider also was to complete various IT infrastructure projects, create a deal desk to review quotations, and complete a restructuring of the Company’s maintenance renewal process.

[1]

We define non-GAAP income (loss) from operations as U.S. GAAP operating loss plus stock-based compensation expenses, amortization of intangible assets, change in fair value of earn-outs, non-operating expense professional fees, severance and other restructuring costs, recovery on provision for loss contract and loss on impairment of long-lived assets.

•

Mr. Faubert: the completion of corporate restructuring actions, the implementation of various actions to reduce operating expenses and increase cash, the divesture of the Company’s investment in Layer3 TV, Inc. (“Layer 3”), the completion of improvements to the Company’s internal control environment, the implementation of Accounting Standard Codification Topic No. (“ASC”) 606 regarding new revenue recognition guidance, the creation of quarterly business reviews and a deal desk to review quotations, and the automation of the budget process for fiscal 2019.

•

Mr. McEvoy: the completion of corporate restructuring actions, the implementation of various actions to reduce operating expenses and increase cash, the divesture of the Company’s investment in Layer 3, the strengthening of the legal department through hiring an additional lawyer, and the provision of support to the Board of Directors for shareholder activist activities.

Payouts were made under the fiscal 2018 STI based on the achievement of both the financial and individual performance objectives. Under the fiscal 2018 STI, Mr. Terino received a cash bonus of $341,982; Mr. Rider received a cash bonus of $205,504; Mr. Faubert received a cash bonus of $145,080; and Mr. McEvoy received a cash bonus of $122,011.

Long-Term Incentive Equity Awards

Fiscal 2018 Long-Term Incentive Program

In fiscal 2018, the Committee continued the Long-Term Incentive compensation plan (“fiscal 2018 LTI”) under which the named executive officers received long-term equity-based incentive awards, which are intended to align the interests of our named executive officers with the long-term interests of our stockholders and to emphasize and reinforce our focus on team success. The long-term equity-based incentive compensation awards for fiscal 2018 were made in the form of stock options, RSUs and a new form of PSUs for shares of our common stock subject to vesting based in part on the extent to which employment continues for three (3) years.

Because the executives are able to profit from stock options only if our stock price increases relative to the stock option’s exercise price and because the value of restricted stock units is based on the price of our common stock when the RSUs vest, we believe stock options and RSUs provide meaningful incentives to executives to achieve increases in the value of our stock over time and as a result are effective tools for meeting our compensation goal of increasing long-term stockholder value.

For fiscal 2018, the Committee restructured the vesting criteria of the PSUs to emphasize the achievement of specified U.S. GAAP revenue and non-GAAP operating income goals.  Instead of vesting based on the Company’s TSR percentile rank compared to the S&P SmallCap 600 Index over a three (3) year period, as was done in fiscal 2016 and 2017, the PSUs awarded pursuant to the fiscal 2018 LTI are eligible to vest in three (3) equal annual tranches subject to the executives’ achievement of both U.S. GAAP revenue and non-GAAP operating income goals that will be set annually for each year.

All LTI awards are approved by the Committee. In determining the size of a stock option grant, RSU award or PSU award, the Committee takes into account individual performance (generally consisting of financial performance for the year as well as a subjective, qualitative review of each named executive officer’s contribution to the success of the business), internal pay equity considerations and the value of previously granted equity awards.

The following LTI awards were approved by the Committee on January 31, 2018:

•	PSUs. An award of PSUs for the amount based on the target number of shares of SeaChange’s common stock set forth opposite the applicable executive’s name below:

Executive	Target Award # of PSUs
Edward Terino	50,000
Jonathan Rider	25,000
Peter Faubert	25,000
David McEvoy	25,000

The PSUs will vest ratably on an annual basis over three (3) years, if at all, on January 31, 2019, January 31, 2020 and January 31, 2021 (each a “Vesting Date”), respectively, based on SeaChange’s achievement of target U.S. GAAP revenue and non-GAAP operating income goals that are set for each of the annual vesting periods.

•

RSUs. An award of RSUs for the number of shares of SeaChange’s common stock set forth opposite the applicable executive’s name below, to be vested ratably on an annual basis over the three years following January 31, 2018:

Executive	RSUs Awarded
Edward Terino	50,000
Jonathan Rider	25,000
Peter Faubert	25,000
David McEvoy	25,000

•

Stock Options. An award of options to purchase the number of shares of SeaChange’s common stock set forth opposite the applicable executive’s name below at an exercise price equal SeaChange’s closing stock price on January 31, 2018, to be vested ratably on an annual basis over the three years following January 31, 2018:

Executive	Options Awarded
Edward Terino	200,000
Jonathan Rider	100,000
Peter Faubert	100,000
David McEvoy	100,000

Additional Fiscal 2018 LTI Terms

If a Change in Control of the Company occurs prior to prospective Vesting Date(s) of the fiscal 2018 LTI stock option, RSU and PSU awards, then fifty percent (50%) of the stock option, RSU and target PSU awards to vest in those prospective periods shall vest immediately prior to such Change in Control, subject to the executive being an employee of that Company as of such date.

Clawback Policy; Stock Ownership Guidelines; Hedging and Pledging Restrictions

Compensation paid to our named executive officers is subject to a policy regarding compensation reimbursement, or a “clawback” policy, as described in our Code of Ethics and Business Conduct, a copy of which is available on our website of www.schange.com under the “Corporate Governance” section of the “Investor Relations” link. The policy provides that in the event that our financial results are significantly restated, the Board of Directors will review any compensation, other than base salary, paid or awarded to any executive officer found to be personally responsible for the fraud or intentional misconduct that caused the need for the restatement. The Board will, to the extent permitted by law, require the executive officer to repay any such compensation if:

•	the amount of such compensation was calculated based upon the achievement of certain financial results that were subsequently the subject of the restatement;
•	the executive officer engaged in fraud or intentional misconduct that caused the need for the restatement; and
•	such compensation would have been lower than the amount actually awarded had the financial results been properly reported.

Compensation paid to our named executive officers in the form of equity is also subject to our stock retention and ownership guidelines that apply to our directors and senior officers, as described in our Corporate Governance Guidelines, a copy of which is available on our website at www.schange.com under the “Corporate Governance”

section of the “Investor Relations” link. These guidelines provide that by the later of six (6) years following appointment to office or four (4) years following election to the board, as applicable:

•	each non-employee director is expected to retain ownership of vested shares of SeaChange stock in a minimum amount equal to lesser of 40,000 shares or $250,000 worth of shares;
•	the Chief Executive Officer is expected to retain ownership of vested shares of SeaChange stock in a minimum amount equal to 250,000 shares;
•	the Chief Financial Officer is expected to retain ownership of vested shares of SeaChange stock in a minimum amount equal to 75,000 shares; and
•	each Senior Vice President that is an executive officer is expected to retain ownership of vested shares of SeaChange stock in a minimum amount equal to 50,000 shares.

Prior to meeting the stock ownership targets, each non-employee director and senior executive officer is encouraged, but is not required, to retain a meaningful portion of all shares of stock acquired by the non-employee director or officer (whether through equity awards by SeaChange, purchases on the open market or otherwise) in order to progress toward the stock ownership targets, other than shares of stock sold to pay taxes and/or applicable exercise price with respect to an equity award. Upon meeting the stock ownership targets, each non-employee director and senior executive officer is required thereafter to retain not less than twenty-five percent (25%) of all shares of stock acquired by the non-employee director or officer (whether through equity awards by SeaChange, purchases on the open market or otherwise), other than shares of stock sold to pay taxes and/or the applicable exercise price with respect to an equity award. In addition, upon any termination of service for a non-employee director and upon voluntary termination of service for a senior executive officer, such director or officer must wait at least ninety (90) days before selling any shares. In the case of hardship or other compelling personal requirements, the stock ownership targets may be waived to permit the sale of shares by the affected person.

In addition, our Insider Trading and Tipping Policy prohibits our insiders, which includes our employees and directors, from engaging in hedging transactions and requires the prior written consent of our compliance officer to pledge securities of SeaChange owned by the insider. We have not received any requests pursuant to our Insider Trading and Tipping Policy to permit pledges of SeaChange stock.

We have made, and from time to time continue to make, grants of stock options and RSUs to eligible employees based upon our overall financial performance and their individual contributions. Stock options and RSUs are designed to align the interests of our executives and other employees with those of our stockholders by encouraging them to enhance the value of SeaChange. In addition, the vesting of stock options and RSUs over a period of time is designed to defer the receipt of compensation by the recipient, creating an incentive for the individual to remain an employee. We do not have a program, plan or practice to select equity grant dates in connection with the release of favorable or negative news.

Change in Control and Termination Benefits

Each named executive officer is party to a Change in Control Severance Agreement with SeaChange (the “Change in Control Agreements”).

The Change in Control Agreements provide for benefits upon termination of employment following a change in control or sale of SeaChange (commonly referred to as “double trigger”) and do not contain any tax gross-up provisions. SeaChange entered into these agreements to reflect current best pay practices, while continuing to provide an incentive for each executive to remain with SeaChange leading up to and following a Change in Control.

Under the Change in Control Agreements, if an executive’s equity award, other than a performance-based equity award (such as PSUs or market-based stock options), is continued, assumed or substituted following a Change in Control and the executive’s employment is terminated within two years after the Change in Control by the employer without cause or by the executive for good reason (a “Covered Termination”), then such equity award would be accelerated in full. Performance-based equity awards would continue to be governed by their existing terms. In addition, if a Covered Termination occurs, the executive would be entitled to receive a cash amount as severance equal to the sum of (a) one times his base salary, plus (b) 150% of the executive’s target annual bonus for the fiscal year in which the Covered Termination occurs, plus (c) $62,000, being an amount corresponding to medical and other benefits during the post-employment period.

The specific terms of these arrangements, as well as an estimate of the compensation that would have been payable had they been triggered as of fiscal 2018 year-end, are described in detail on page 31 under the heading entitled “Potential Payments Upon Termination or Change in Control.”

General Employee Welfare Benefits

We also have various broad-based employee benefit plans. Executive officers participate in these plans on the same terms as eligible, non-executive employees, subject to any legal limits on the amounts that may be contributed or paid to executive officers under these plans. We offer a 401(k) retirement plan, which permits employees to invest in a choice of mutual funds on a pre-tax basis. We also maintain medical, disability and life insurance plans and other benefit plans for our employees.

Fiscal 2019 Executive Compensation Components

The principal components of fiscal 2019 executive compensation are as follows, the same as existed for fiscal 2018 executive compensation:

•	base salary;
•	short-term performance-based incentive compensation;
•	long-term incentive equity awards;
•	discretionary equity awards;
•	change in control and termination benefits; and
•	general employee welfare benefits.

Within this framework, the Committee established the specific compensation programs for our named executive officers.

In setting executive compensation for fiscal 2019, the Committee reviewed the updated list of peer companies recommended by Cook in fiscal 2018 and determined not to make any changes.

The Committee determined that this list of peer companies provided appropriate referenceable data points, based on our revenues, market capitalization, and industry focus relative to each of these companies. The Committee made reference to the compensation paid by these peer companies in establishing fiscal 2019 executive compensation but did not benchmark compensation to these companies.

Effective June 1, 2018, Mr. Terino’s base salary was increased from $450,000 to $465,000; Mr. Rider’s base salary was increased from $325,000 to $335,000; Mr. Faubert’s base salary was increased from $300,000 to $310,000 and Mr. McEvoy’s base salary was increased from $296,000 to $305,000.

Similar to fiscal 2018, in fiscal 2019 no equity awards will be made to the named executive officers under the fiscal 2019 Short-Term Incentive bonus plan (“fiscal 2019 STI”). Instead, any incentive equity awards to the named executive officers during fiscal 2019 are intended to be made under the fiscal 2019 Long-Term Incentive compensation plan (“fiscal 2019 LTI”) subject to vesting based in part on the extent to which employment continues for three (3) years. Under the fiscal 2019 STI, Mr. Terino will be eligible for a target cash bonus of 90% of his base salary; Mr. Rider will be eligible for a target cash bonus of 80% of his base salary; Mr. Faubert will be eligible for a target cash bonus of 60% of his base salary; and Mr. McEvoy will be eligible for a target cash bonus of 50% of his base salary.

This fiscal 2019 STI is earned based on the Company’s achievement of overall company financial objectives for fiscal 2019 related to total revenue and non-GAAP operating income and based on individualized performance-based objectives. These objectives will be further discussed in our proxy statement relating to our 2019 Annual Meeting of stockholders.

In fiscal 2019, the named executive officers will be eligible to receive awards under the fiscal 2019 LTI with amounts to be determined.

Tax and Accounting Implications

The financial reporting and income tax consequences to SeaChange of individual compensation elements are important considerations for the Committee when it is analyzing the overall level of compensation and the mix of compensation among individual elements. Overall, the Committee seeks to balance its objective of ensuring an effective compensation package for named executive officers with the need to maximize the immediate deductibility of compensation — while ensuring an appropriate and transparent impact on reported net income and other closely followed financial measures.

Section 162(m) of the Internal Revenue Code (the “Code”) limits the amount that SeaChange may deduct from the Company’s federal income taxes for compensation paid to our named executive officer to $1 million per executive per year.  Prior law provided exemptions to this deduction for compensation limit for compensation paid to our Chief Financial Officer and for certain “performance-based compensation.”  Effective for our new tax years beginning after January 31, 2018, the law has changed such that the deduction limit will be extended to our Chief Financial Officer and the exemption for performance-based compensation will be eliminated.  As a result, compensation paid to our named executive officers in excess of the above limit will not be deductible unless the compensation qualifies for transition relief applicable to certain arrangements in effect on November 2, 2017.  Because of the lack of guidance on transition relief, we cannot provide any assurance that any compensation arrangements intended to qualify for transition relief will actually receive such treatment.  While our Compensation Committee considers the tax deductibility when making compensation decisions, the Committee believes that it should retain flexibility to exceed the limits of Section 162(m) when in furtherance of our corporate objectives and in the best interests of the Company and its shareholders.

Summary Compensation Table

The following table sets forth summary information regarding the compensation of SeaChange’s named executive officers in fiscal 2018, 2017, and 2016.

As described above in Compensation Discussion and Analysis, final determinations regarding awards of fiscal 2018 STI compensation are made after fiscal year-end, when performance against the previously established metrics may be assessed by the Committee. With respect to equity awards under SeaChange’s performance-based LTI compensation plans, the grant date for purposes of ASC 718 is the service inception date, or the beginning of the period during which performance is measured. In accordance with ASC 718, the amounts reflected below under the headings “Stock Awards” for a given fiscal year, represent the probable outcome as of the service inception date of the performance conditions under the fiscal 2018 Long-Term Incentive compensation plan (“fiscal 2018 LTI”), which in each case is the award amount at the targets approved by the Compensation Committee. In the table below performance-based compensation paid in cash after fiscal year-end but earned in the prior fiscal year is reflected under the heading “Non-Equity Incentive Plan Compensation” or “Bonus,” as applicable, in the fiscal year in which that compensation was earned, regardless of when paid.

Name	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)		Option Awards (2) ($)		Non-Equity Incentive Plan Compensation (3) ($)	All Other Compensation (4) ($)	Total ($)
Edward Terino (5)	2018	447,115	—	250,191	(6)	285,180	(7)	341,982	—	1,324,468
Chief Executive Officer, Director, and former Chief Operating Officer & Executive Vice President	2017	438,705	—	350,399		1,655,865		70,200	—	2,515,169
	2016	253,952	—	1,038,600		814,680		147,443	35,888	2,290,563

Jonathan Rider (8)	2018	319,375	—	125,094	(6)	142,590	(7)	205,504	—	792,563
Chief Operating Officer & Senior Vice President	2017	188,308	25,000	243,589		687,578		58,032	—	1,202,507

Peter Faubert (9)	2018	298,077	—	125,094	(6)	142,590	(7)	145,080	—	710,841
Chief Financial Officer, Senior Vice President & Treasurer	2017	171,731	—	153,872		432,775		18,726	—	777,104

David McEvoy	2018	292,353	—	125,094	(6)	142,590	(7)	122,011	—	682,048
General Counsel, Senior Vice President & Secretary	2017	287,500	52,796	60,659		40,518		27,796	—	469,269
	2016	270,413	—	608,980		82,500		62,906	—	1,024,799

(1)

This expense represents the grant date fair value of the applicable target RSU and PSU awards as computed in accordance with ASC 718 disregarding any estimates of forfeitures relating to service-based vesting conditions. Performance-based RSUs and PSUs are valued at the grant date based upon the probable outcome of the performance metrics. Therefore, the amounts under the “Stock Awards” column do not reflect the amount of compensation actually received by the named executive officer during the fiscal year.

(2)

This expense represents the grant date fair value of the applicable option awards, as computed in accordance with ASC 718 disregarding any estimates of forfeitures relating to service-based vesting conditions.

(3)

The Non-Equity Incentive Plan Compensation column reflects for fiscal 2016, 2017 and 2018 cash awards under performance-based compensation plans from the satisfaction of pre-established performance criteria and prior to any exercise of discretion permitted to be exercised pursuant to the applicable performance-based compensation plan. Mr. Faubert’s cash bonus under the fiscal 2017 Short-Term Incentive bonus plan (“fiscal 2017 STI”) was pro-rated based on his days of employment with the Company in fiscal 2017.

(4)

The All Other Compensation column includes Company contributions to a named executive officer’s 401(k) Plan account, perquisites and other personal benefits received by a named executive officer to the extent such benefits exceeded $10,000 in the aggregate relating to the fiscal year.

(5)

Mr. Terino was appointed Chief Executive Officer on April 6, 2016, as previously reported on a Form 8-K filed with the SEC on April 7, 2016, and serves as a director of the Company. Prior to his appointment as Chief Executive Officer, Mr. Terino was appointed Chief Operating Officer and Executive Vice President on June 3, 2015, as previously reported on a Form 8-K filed with the SEC on June 4, 2015. Compensation reported for Mr. Terino in this table includes the compensation paid to him for his service prior to June 3, 2015 as a non-employee director of the Company. Mr. Terino’s fiscal 2017 salary reflects a partial year as Chief Operating Officer and a partial year as Chief Executive Officer. Mr. Terino’s fiscal 2016 salary reflects a partial year of service to the Company in his capacity as Chief Operating Officer.

(6)

Stock Awards in this table for fiscal 2018 consist of: For Mr. Terino, fiscal 2018 LTI award of RSUs valued at $166,500 and PSUs valued at target at $83,691; for Mr. Rider, fiscal 2018 LTI award of RSUs valued at $83,250 and PSUs valued at target at $41,844; for Mr. Faubert, his fiscal 2018 LTI award of RSUs valued at $83,250 and PSUs valued at target at $41,844; and for Mr. McEvoy, his fiscal 2018 LTI award of RSUs valued at $83,250 and PSUs valued at target at $41,844.

(7)

Option Awards in this table for fiscal 2018 consist of: for Mr. Terino, a fiscal 2018 LTI award of stock options valued at $285,180; for Mr. Rider, a fiscal 2018 LTI award of stock options valued at $142,590; for Mr. Faubert, a fiscal 2018 LTI award of stock options valued at $142,590; and for Mr. McEvoy a fiscal 2018 LTI award of stock options valued at $142,590.

(8)

Mr. Rider was appointed Chief Operating Officer and Senior Vice President on January 31, 2017, as previously reported on Form 8-K filed with the SEC on February 3, 2017. Mr. Rider’s fiscal 2017 salary reflects his salary as Chief Information Officer, his position with the Company until the last day of fiscal 2017.

(9)

Mr. Faubert was appointed Chief Financial Officer, Senior Vice President and Treasurer on July 6, 2016, as previously reported on Form 8-K filed with the SEC on July 7, 2016. Mr. Faubert’s fiscal 2017 salary reflects a partial year of service to the Company.

Grants of Plan-Based Awards

The following table sets forth information concerning plan-based awards to the named executive officers during the fiscal year ended January 31, 2018.

			Estimated Future Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (2) (#)	All Other Option Awards: Number of Securities Underlying Options (2) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Edward Terino	4/25/2017	(3)	210,600	405,000	486,000	—	—	—	—	—	—	—
	1/31/2018		—	—	—	—	50,000	50,000	50,000	200,000	3.33	535,371

Jonathan Rider	4/25/2017	(3)	101,400	195,000	234,000	—	—	—	—	—	—	—
	1/31/2018		—	—	—	—	25,000	25,000	25,000	100,000	3.33	267,684

Peter Faubert	4/25/2017	(3)	93,600	180,000	216,000	—	—	—	—	—	—	—
	1/31/2018		—	—	—	—	25,000	25,000	25,000	100,000	3.33	267,684

David McEvoy	4/25/2017	(3)	94,720	148,000	170,200	—	—	—	—	—	—	—
	1/31/2018		—	—	—	—	25,000	25,000	25,000	100,000	3.33	267,684

(1)

The grants under the “Estimated Future Payouts under Equity Incentive Plan Awards” column represent the threshold, target and maximum number of RSUs awarded under the LTIs, subject to performance-based criteria other than time-based vesting.

(2)

The grants under the “All Other Stock Awards: Number of Shares of Stock or Units” column and under the “All Other Option Awards: Number of Securities Underlying Options” column represent the number of RSUs and options, respectively, awarded under the LTIs subject to time-based vesting.

(3)	These awards were made pursuant to the fiscal 2018 STI adopted on April 25, 2017.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth summary information regarding the outstanding equity awards at January 31, 2018 granted to each of SeaChange’s named executive officers:

	Options Awards (1)					Stock Awards (2)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Edward Terino	—	200,000	—	7.25	6/3/2025	303,049	1,009,153
	32,300	—	16,156	6.05	1/26/2026
	—	600,000	—	5.56	4/6/2026
	32,237	—	64,473	2.42	1/31/2027
	—	—	200,000	3.33	1/31/2028

Jonathan Rider	18,750	56,250	—	3.83	4/19/2026	114,378	380,879
	14,046	—	7,022	3.77	5/2/2026
	25,000	75,000	—	2.42	1/31/2027
	10,868	—	21,736	2.42	1/31/2027
	—	—	100,000	3.33	1/31/2028

Peter Faubert	25,000	75,000	—	3.30	7/6/2026	103,568	344,881
	14,157	—	28,312	2.42	1/31/2027
	—	—	100,000	3.33	1/31/2028

David McEvoy	5,000	—	—	8.15	7/2/2022	117,545	391,425
	17,978	—	8,989	6.05	1/26/2026
	5,581	—	11,162	2.42	1/31/2027
	—	—	100,000	3.33	1/31/2028

(1)

All options in the table above were granted under the Company’s Second Amended and Restated 2011 Compensation and Incentive Plan. Mr. Terino’s 200,000 options granted on June 3, 2015 vest in approximately equal tranches based on our stock reaching $10.00, $12.00 and $14.00 for twenty consecutive trading dates, and his 600,000 options granted on April 6, 2016 vest in approximately equal tranches based on our stock reaching $7.00, $9.00 and $11.00 for twenty consecutive trading dates. The LTI award stock options listed in the column, “Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options” will vest annually in equal tranches over three years from the grant date.

(2)

These columns show the number of shares of Common Stock represented by unvested RSUs and PSUs at January 31, 2018. Each of these RSUs and PSUs was granted as part of an award. The remaining vesting dates for these unvested RSUs and PSUs as of January 31, 2018 were as follows:

Name	Number of Restricted Stock Units That Have Not Vested	Date of Grant	Vesting Dates
Edward Terino	27,586	6/3/2015	6/3/2018, 6/3/2019
	45,839	1/26/2016	1/31/2019
	7,640	1/26/2016	1/31/2019
	30,496	1/31/2017	1/31/2019, 1/31/2020
	91,488	1/31/2017	1/31/2020
	50,000	1/31/2018	1/31/2019, 1/31/2020, 1/31/2021
	50,000	1/31/2018	1/31/2019, 1/31/2020, 1/31/2021

Jonathan Rider	3,323	5/2/2016	1/31/2019
	19,930	5/2/2016	1/31/2019
	10,282	1/31/2017	1/31/2019, 1/31/2020
	30,843	1/31/2017	1/31/2020
	25,000	1/31/2018	1/31/2019, 1/31/2020, 1/31/2021
	25,000	1/31/2018	1/31/2019, 1/31/2020, 1/31/2021

Peter Faubert	13,393	1/31/2017	1/31/2019, 1/31/2020
	40,175	1/31/2017	1/31/2020
	25,000	1/31/2018	1/31/2019, 1/31/2020, 1/31/2021
	25,000	1/31/2018	1/31/2019, 1/31/2020, 1/31/2021

David McEvoy	4,251	1/26/2016	1/31/2019
	25,510	1/26/2016	1/31/2019
	16,666	1/28/2016	1/28/2019
	5,280	1/31/2017	1/31/2019, 1/31/2020
	15,838	1/31/2017	1/31/2020
	25,000	1/31/2018	1/31/2019, 1/31/2020, 1/31/2021
	25,000	1/31/2018	1/31/2019, 1/31/2020, 1/31/2021

Option Exercises and Stock Vested

The following table summarizes the option exercises and vesting of stock awards for each of SeaChange’s named executive officers for fiscal 2018:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
Edward Terino	—	—	36,681	109,044
Jonathan Rider	—	—	8,461	28,175
Peter Faubert	—	—	6,695	22,294
David McEvoy	—	—	23,558	78,948

(1)

The value realized upon vesting of the RSUs shown in the table above was calculated as the product of the closing price of a share of our common stock on the vesting date multiplied by the number of shares vested.

Pension Benefits

Prior to November 30, 2017, we had a statutory pension benefit obligation covering current SeaChange employees in the Philippines. On November 30, 2017, as part of the Restructuring Plan, we decided to close our facility in the Philippines. Therefore, a complete reduction in workforce of the remaining employees working at the facility occurred in the fourth quarter of fiscal 2018. As a result, there was no pension benefit obligation balance as of January 31, 2018 as no pay-outs to terminated employees were required under the Restructuring Plan or by Philippine law.

Nonqualified Deferred Compensation

SeaChange does not offer nonqualified defined contribution or other nonqualified deferred compensation plans to its employees.

Potential Payments Upon Termination or Change in Control

Each named executive officer is party to a Change in Control Severance Agreement with SeaChange (the “Change in Control Agreements”). The Change in Control Agreements provide for benefits upon termination of employment following a change in control or sale of SeaChange (commonly referred to as “double trigger”) and do not contain any tax gross-up provisions. SeaChange entered into these agreements to reflect current best pay practices, while continuing to provide an incentive for each executive to remain with SeaChange leading up to and following a Change in Control.

Under the Change in Control Agreements, a “change in control” means any of the following:

(i)

the members of the Board at the beginning of any consecutive 12-calendar-month period (the “Incumbent Directors”) cease for any reason other than due to death to constitute at least a majority of the members of the Board; provided that any director whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the members of the Board then still in office who were members of the Board at the beginning of such 12-calendar-month period, shall be deemed to be an Incumbent Director;

(ii)

any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Securities Exchange Act), directly or indirectly, shares of Stock representing in the aggregate fifty percent (50%) or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any);

(iii)

there shall occur (A) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportion as their ownership of the Company immediately prior to such sale or (B) the approval by stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company; or

(iv)

any corporation or other legal person, pursuant to a tender offer, exchange offer, purchase of stock (whether in a market transaction or otherwise) or other transaction or event acquires securities representing forty percent (40%) or more of the combined voting power of the voting securities of the Company, or there is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the U.S. Securities Exchange Act, disclosing that any “person” (as such term is used in Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act) has become the “beneficial owner” (as such term is used in Rule 13d-3 under the Securities Exchange Act) of securities representing forty percent (40%) or more of the combined voting power of the voting securities of the Company.

Under the Change in Control Agreements, if an executive’s equity award, other than a performance-based equity award (such as PSUs or market-based stock options), is continued, assumed or substituted following a change in control and the executive’s employment is terminated within two years after the change in control by the employer without cause or by the executive for good reason (a “Covered Termination”), then such equity award would be accelerated in full. PSUs would continue to be governed by their existing terms. In addition, if a Covered Termination occurs, the executive would be entitled to receive a cash amount as severance equal to the sum of (a) one times his base salary, plus (b) 150% of the executive’s target annual bonus for the fiscal year in which the Covered Termination occurs, plus (c) $62,000, being an amount corresponding to medical and other benefits during the post-employment period.

As a condition to the receipt by the executive officer of any payment or benefit under the Change in Control Agreements, the executive officer must first execute a valid, binding and irrevocable general release in favor of SeaChange and in a form reasonably acceptable to SeaChange.

The following table shows, for the named executive officers with SeaChange as of the close of business on January 31, 2018, the payments to which Messrs. Terino, Rider, Faubert and McEvoy would have been entitled pursuant to their Change in Control Agreement in the event of a Covered Termination after with a change in control occurring on such date.

Potential Payments Upon Termination or Change in Control

Name	Salary (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	Equity Incentive Plan Compensation (2) ($)	Benefits ($)	Equity Awards (3) ($)
Edward Terino	450,000	607,500	—	62,000	980,002
(Covered Termination)

Jonathan Rider	325,000	292,500	—	62,000	425,595
(Covered Termination)

Peter Faubert	300,000	270,000	—	62,000	329,932
(Covered Termination)

David McEvoy	296,000	222,000	—	62,000	358,582
(Covered Termination)

(1)	The amounts reflect one times annual base salary.
(2)

The amounts shown in the Non-Equity Incentive Plan Compensation and Equity Incentive Plan Compensation columns reflect payment of 150% of the executive’s target amount under the fiscal 2018 STI 2018 in connection with a Covered Termination.

(3)

The Covered Termination amounts reflect the value of all unvested stock options, RSUs and PSUs that would vest as a result of the termination. The amounts are based on (i) in the case of accelerated options, the excess of the SeaChange January 31, 2018 closing common stock price over the applicable exercise price, (ii) in the case of accelerated RSUs, the SeaChange closing common stock price as of January 31, 2018 multiplied by the number of unvested RSUs as of January 31, 2018, (iii) in the case of accelerated 2016 and 2017 PSUs, the share payout in the table assumes that the Covered Termination occurs during the PSU Performance Period and the SeaChange Relative TSR Percentile Rank is at the 50th percentile at the time of the Covered Termination, and (iv) in the case of accelerated 2018 PSUs, fifty percent (50%) of the target award for prospective periods.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Mark Bonney, Chairman

Mary Palermo Cotton

Andrew Sriubas

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Mr. Bonney (Chairman), Ms. Cotton and Mr. Sriubas. No person who served as a member of the Compensation Committee was, during the past fiscal year, an officer or employee of SeaChange or any of its subsidiaries, was formerly an officer of SeaChange or any of its subsidiaries, or had any relationship requiring disclosure herein. No executive officer of SeaChange served as a member of the compensation committee of another entity (or other committee of the Board of Directors performing equivalent functions or, in the absence of any such committee, the entire Board of Directors), one of whose executive officers served as a director of SeaChange.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO, Mr. Terino.  The CEO pay ratio is a reasonable estimate calculated in a manner consistent with these requirements. For our fiscal year 2018 our median employee annual total compensation was $91,806.  Our CEO’s annual total compensation was $1,324,468.  Accordingly, the ratio of the CEO’s annual total compensation to the median employee’s annual total compensation was 14.4 to 1.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our CEO, we used the following methodology, material assumptions, adjustments and estimates:

-	We determined that, as of December 31, 2017 (the chosen date for identifying our median employee), our employee population consisted of 281 employees worldwide.

-

We used a consistently applied compensation measure to identify our median employee by comparing the total cash compensation (base salary, wages, commissions and cash bonuses) actually paid in 2017 as reflected in our payroll records.  To make them comparable, base salaries for newly hired employees who had worked less than a year were annualized.

-

We used all of our worldwide employees, excluding Mr. Terino, in our analysis, and used the currency exchange rate in effect on December 31, 2017 to convert all currencies to U.S. dollars for the comparison.  We did not make any cost of living adjustments in identifying the median employee.

-

After we identified our median employee, we combined all of the elements of such employee’s compensation for the Company’s fiscal year ending January 31, 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $91,806.

-

With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our fiscal 2018 Summary Compensation Table included in this Proxy Statement and incorporated by reference under Part III, Item 11 of our Annual Report.

PROPOSAL NO. II

ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Company is providing stockholders with the opportunity at the 2018 Annual Meeting to vote on the following advisory resolution, commonly known as “Say-on-Pay”:

RESOLVED, that the stockholders of the Company approve, in a non-binding, advisory vote, the compensation of the Company’s named executive officers as disclosed in the Company’s proxy statement under the heading “Compensation Discussion and Analysis.”

The Board has implemented an executive compensation program that rewards performance and is designed to attract, retain and motivate the key individuals who are most capable of contributing to SeaChange’s success and building long-term value for its stockholders. This compensation program makes a substantial portion of executive pay variable, subject to increase when performance targets are achieved, and subject to reduction when performance targets are not achieved. SeaChange believes that the variability in these payouts indicates that its annual compensation plans effectively reward its executive officers for superior performance, while appropriately adjusting compensation downward for less-than-superior performance. The Compensation Committee retains discretion as to final payouts under the incentive compensation plans to ensure the goals of the overall program are met. SeaChange believes that the compensation program is centered on a pay-for-performance philosophy and is strongly aligned with the long-term interests of stockholders.

In recent years, payouts under our executive compensation incentive plan have largely been limited to payouts made for the achievement of individual performance objectives rather than the portion of payouts allocable to the achievement of pre-established financial objectives of the Company, as these objectives have not been met. For example, in fiscal 2017, payouts under our fiscal 2017 performance-based compensation plan were only made for the achievement of certain individual performance objectives, and no payouts were made with respect to satisfying the pre-established financial objectives. However, in fiscal 2018 payouts under our fiscal 2018 performance-based compensation plan were made for the achievement of both the pre-determined Company financial objectives and individual performance objectives. We believe that the variability in these payouts indicates that our annual compensation plans effectively reward our executive officers for superior performance, while appropriately adjusting compensation downward for less-than-superior performance.

We pay careful attention to any feedback we receive from our stockholders about our executive compensation, including the annual “Say-on-Pay” vote. While we had already approved our fiscal 2018 compensation plan by the time we held our “Say-on-Pay” vote in July 2017, we considered the stockholder advisory vote in the implementation of our fiscal 2018 compensation plan and in formulating our fiscal 2019 compensation plan. This consideration included reaching out to certain large stockholders to discuss and seek input on our compensation plans.

The Board urges stockholders to read the Compensation Discussion and Analysis beginning on page 17 of this proxy statement, which describes in more detail how the Company’s executive compensation policies and procedures operate and are designed to achieve our compensation objectives, and which includes the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 26 through 32 of this proxy statement, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board believe that the policies and procedures articulated in the Compensation Discussion and Analysis are effective and that the compensation of our named executive officers reported in this proxy statement reflects and supports these compensation policies and procedures.

While the vote is advisory, the Board and the Compensation Committee will consider the outcome of the vote when considering future executive compensation arrangements. It is currently expected that stockholders will be given an opportunity to cast an advisory vote on this topic annually, with the next opportunity occurring in connection with the Company’s Annual Meeting in 2019.

The Board of Directors unanimously recommends a vote “FOR” the approval of the Company’s executive compensation.

PROPOSAL NO. III

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Grant Thornton LLP currently serves as SeaChange’s independent registered public accounting firm. The Board of Directors is seeking ratification of the Audit Committee’s selection of Grant Thornton LLP to continue to serve as the registered public accounting firm for the fiscal year ending January 31, 2019.

Independent Registered Public Accounting Firm for Fiscal 2019

The Audit Committee of the Board of Directors has selected the firm of Grant Thornton LLP, independent accountants, to serve as the registered public accounting firm for the fiscal year ending January 31, 2019.

A representative of Grant Thornton LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and is expected to be available to respond to appropriate questions.

The Board of Directors has put the ratification of the selection of Grant Thornton LLP before the stockholders because the Board believes that seeking stockholder ratification of the selection of the independent registered public accounting firm is good corporate practice. If the appointment of Grant Thornton LLP is not ratified, the Audit Committee will first review the basis for the stockholder vote and SeaChange’s relationship with Grant Thornton LLP and will then take such action as it deems necessary.

The Board of Directors unanimously recommends a vote “FOR” ratification of the appointment of SeaChange’s independent registered public accounting firm.

Principal Accountant Fees and Services

Fees for Services Provided by Grant Thornton LLP

The following table sets forth the aggregate fees for services provided by Grant Thornton LLP, SeaChange’s independent registered public accounting firm for the fiscal years ended January 31, 2018 and 2017.

	2018	2017
Audit Fees	$1,230,448	$1,227,967
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total:	$1,230,448	$1,227,967

Audit Fees. These are aggregate fees billed for professional services rendered by Grant Thornton LLP for the fiscal year ended January 31, 2018, and for the fiscal year ended January 31, 2017 for (a) the annual audit of SeaChange’s financial statements for each such fiscal year including statutory audits of foreign subsidiaries and the accompanying attestation report regarding SeaChange’s internal control over financial reporting contained in SeaChange’s Annual Reports on Form 10-K, (b) reviews of the quarterly financial information included in SeaChange’s Quarterly Reports on Form 10-Q for each such fiscal year and (c) reviews of SEC filings.

The Audit Committee of the Board of Directors has determined that the provision of the services as set out above is compatible with maintaining Grant Thornton LLP’s independence.

Audit Committee Pre-Approval Policy

The Audit Committee’s policy is to pre-approve all audit, audit-related, tax and other non-audit services that may be provided by Grant Thornton LLP, the independent registered public accounting firm. The policy identifies the principles that must be considered by the Audit Committee in approving these services to ensure that Grant Thornton LLP’s independence is not impaired; describes the audit and audit-related, tax and other services that may be provided; and sets forth pre-approval requirements for all permitted services. To date, Audit Committee pre-approval has been sought for the provision of all services by Grant Thornton LLP.

OTHER MATTERS

Expenses and Solicitation

All costs of solicitation of proxies will be borne by SeaChange. In addition to solicitations by mail, certain of SeaChange’s directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile, e-mail and personal interviews. The Company has engaged The Proxy Advisory Group, LLC, to assist in the solicitation of proxies and provide related advice and informational support, for a service fee, plus customary disbursements, which are not expected to exceed $15,000 in total. Brokers, custodians and fiduciaries will be requested to forward the Notice and proxy soliciting material to the owners of stock held in their names, and SeaChange will reimburse them for their reasonable out-of-pocket costs.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, requires SeaChange’s directors, executive officers and holders of more than 10% of SeaChange’s common stock (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of common stock of SeaChange. Such persons are required by regulations of the SEC to furnish SeaChange with copies of all such filings. Based on its review of the copies of such filings received by it with respect to the fiscal year ended January 31, 2018, and written representations from certain Reporting Persons, SeaChange believes that all Reporting Persons complied with all Section 16(a) filing requirements in the fiscal year ended January 31, 2018.

Certain Relationships and Related Transactions

SeaChange has adopted a written policy pursuant to the Second Amended and Restated Charter of the Audit Committee and the Charter of the Corporate Governance and Nominating Committee that all transactions between SeaChange and its officers, directors, principal stockholders and affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and will be on terms no less favorable to SeaChange than could be obtained from unaffiliated third parties.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0 0 0 0 0 0 0 0 0 0 0 0 0 0000381612_1 R1.0.1.17 SEACHANGE INTERNATIONAL, INC. ATTN: DAVE MCEVOY 50 NAGOG PARK ACTON, MA 01720 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following: 1. Election of Class I Directors Nominees For Against Abstain 1a. Mark Bonney 1b. Mary Palermo Cotton The Board of Directors recommends you vote FOR proposal 2: For Against Abstain 2. To adopt, on an advisory basis, a resolution approving the compensation of SeaChange's named executive officers: The Board of Directors recommends you vote FOR proposal 3: For Against Abstain 3. To ratify the appointment of SeaChange's independent registered public accounting firm, Grant Thornton LLP: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. For address change/comments, mark here. (see reverse for instructions)

0000381612_2 R1.0.1.17 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report Combo is available at www.proxyvote.com SEACHANGE INTERNATIONAL, INC. Annual Meeting of Stockholders to be held on July 12, 2018 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned, revoking all prior proxies, hereby appoints Peter Faubert and David McEvoy and each of them, with full power of substitution, as proxies to represent and vote all shares of common stock of SeaChange International, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of SeaChange to be held on July 12, 2018, at 10:00 a.m. local time, at SeaChange's offices located at 50 Nagog Park, Acton, Massachusetts 01720, and at all adjournments thereof, upon matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated May 25, 2018, a copy of which has been received by the undersigned. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournments thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS NAMED HEREIN, FOR THE APPROVAL OF EXECUTIVE COMPENSATION, AND FOR THE RATIFICATION OF THE APPOINTMENT OF SEACHANGE'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Address change/comments: Continued and to be signed on reverse side